As filed with the Securities and Exchange Commission on April 11, 2000

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             AVAX TECHNOLOGIES, INC.
                    (Exact Name of Registrant in Its Charter)

                                   ----------

              Delaware                              13-3575874
  (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)             Identification Number)

                                4520 Main Street
                                    Suite 930
                              Kansas City, MO 64111
                                 (816) 960-1333
                                www.avax-tech.com
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                   ----------

                JEFFREY M. JONAS, M.D.
            President and Chief Executive
                       Officer                             Copy to:
                   4520 Main Street
                      Suite 930                     RICHARD M. WRIGHT, JR.
                Kansas City, MO 64111                Gilmore & Bell, P.C.
                    (816) 960-1333                   2405 Grand Boulevard
         (Name, address, including zip code,               Suite 1100
         and telephone number, including are      Kansas City, Missouri 64108
             code, of agent for service)                (816) 221-1000

                                   ----------

                     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

                                   ----------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the follow box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

      In accordance with SEC Rule 429, the prospectus forming a part of this registration statement will, upon the effectiveness of this registration statement, also constitute the prospectus under our two registration statements on Form S-3 (Registration No. 333-09349 and Registration No. 333-85923).

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
   Title of each                      Proposed Maximum  Proposed Maximum      Amount of
Class of Securities      Amount        Offering Price       Aggregate       Registration
 to be Registered   to be Registered    Per Share(2)    Offering Price(2)      Fee(3)
--------------------------------------------------------------------------------------------
Common Stock        7,671,102 shares(1)  $10.719         $82,226,542.34       $8,042.05
--------------------------------------------------------------------------------------------

(1) In accordance with SEC Rule 429, of the 7,671,102 shares of our common stock that are being registered, 526,560 shares are being carried forward from our registration statement on Form S-3 (Registration No. 333-09349) and 4,302,644 shares are being carried forward from our registration statement on Form S-3 (Registration No. 333-85923).

(2) Estimated for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices of our common stock reported on the Nasdaq SmallCap Market on April 7, 2000.

(3) The $8,042.05 registration fee relates to the 2,841,898 new shares of our common stock being registered. The registration fee for the 526,560 shares of our common stock being carried forward from our registration statement on Form S-3 (Registration No. 333-09349), and the registration fee for the 4,302,644 shares of our common stock being carried forward from our registration statement on From S-3 (Registration No. 333-85923) were both previously paid upon filing of those earlier registration statements.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

                                                                      PROSPECTUS

                                7,671,102 Shares

                             AVAX TECHNOLOGIES, INC.
                                  Common Stock

      The selling stockholders listed on pages 9 and 10 of this prospectus may sell up to 7,671,102 shares of our common stock. At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock may be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. Our common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "AVXT." The last reported sale price of our common stock on the Nasdaq SmallCap Market on April 7, 2000, was $11.438 per share.

                                   ----------

      Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors referred to on page 6 of this prospectus.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is April __, 2000

                             ----------------------

                                TABLE OF CONTENTS

                             ----------------------

                                                                            Page
                                                                            ----

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS....................3

PROSPECTUS SUMMARY............................................................4

RISK FACTORS..................................................................6

AVAILABLE INFORMATION.........................................................6

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................6

USE OF PROCEEDS...............................................................7

SELLING STOCKHOLDERS..........................................................7

PLAN OF DISTRIBUTION.........................................................11

LEGAL COUNSEL................................................................11

EXPERTS......................................................................12

                                   ----------

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.

                                   ----------

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      In this prospectus, we make statements that plan for or anticipate the future. These forward-looking statements include statements about the future of biotechnology products and the biopharmaceutical industry, statements about our future business plans and strategies and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. You will find many of these statements in the following sections:

      o     "Prospectus Summary" on page 4;

      o     "Risk Factors" on page 6; and

      o     "Incorporation of Certain Information by Reference" on page 6.

      Forward-looking statements may be identified by words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, we have listed below a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors might include:

      o Uncertainty about whether our AC Vaccine(TM) technology can be developed to produce safe, effective and commercially viable products.

      o Uncertainty about whether our products will successfully complete the long, complex and expensive clinical trial and regulatory approval process for approval of new drugs in the U. S.

      o The expenses, delays, uncertainties and complications typically encountered by development stage biopharmaceutical businesses, many of which are beyond our control.

      o Our need to expand our limited manufacturing facilities or depend on third parties to manufacture and distribute our products.

      o Our financial and development obligations and our responsibility to meet requisite research funding levels under our license and research agreements in order to protect our rights to our products and technologies.

      o Our difficulty or inability to obtain or defend our patents, or operate without infringing upon the rights of others.

      o Our difficulty or inability to compete with other companies, research institutes, hospitals and universities that are developing and producing products and technologies similar to ours.

      o Our history of operating losses, our increasing cash requirements, our need to raise more money before the end of 2001, and the uncertainty of our future profitability.

                               PROSPECTUS SUMMARY

      This is a summary of our business and this offering. You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about buying our common stock.

                                  Our Business

      We are a development stage biopharmaceutical company engaged in the development and potential commercialization of products and technologies for the treatment of cancer and other life-threatening diseases. In 1995, we identified research being conducted by Dr. David Berd, an oncologist and professor at Thomas Jefferson University in Philadelphia, and licensed the rights and the patents related to Dr. Berd's research. Since then, we have licensed other patents and medical technologies (products and processes) developed elsewhere, just as we did with Dr. Berd's research. We recently initiated our own research to supplement that being done through research agreements with several universities. We are a typical development stage biotech company in that we are not currently generating any revenue from our proposed products, and we have not yet made a profit.

      We are primarily focusing our efforts on the development of immunotherapies for the treatment of cancer. The National Cancer Institute estimates that approximately 8.4 million people living in the U.S. have a history of cancer. Throughout the past decade, approximately 13 million new cancer cases were diagnosed. The National Institutes of Health estimates that the overall annual cost to the health care system of treating those patients was approximately $107 billion. The incidence of cancer continues to increase. About 1,220,100 new cancer cases are expected to be diagnosed in 2000. Cancer is the second leading cause of death in the U.S., exceeded only by heart disease, and we are aware of estimates that deaths from cancer will surpass cardiovascular mortality worldwide early in the 21st Century. Although, many different types of drugs are used to treat a variety of cancers, no one drug has been found to be a cure for the disease. Given the need for new effective treatments for cancer, a drug which may effectively treat cancer could have a large market potential. Surgery, in many cases is the first treatment performed on cancer patients, and if a treatment following surgery were to prove broadly applicable and safe, its market potential could be significant. In addition, such a treatment would enable the health care system to realize significant overall cost savings due to a reduction in the number of cases of recurrent disease requiring hospitalization and ongoing clinical and home care.

      Historically, chemotherapies have been the only accepted post-surgical treatment for cancer. Chemotherapy is the prevention or treatment of disease by administering chemicals or drugs. Alternatively, immunotherapy, which is a rapidly expanding segment of cancer therapy research, is the treatment of disease or infection by stimulating the body's immune system through a process of immunization. When a person is immunized for a particular disease or infection, that person is injected with portions of or all of the disease agent itself, which stimulates the body's immune system to fight the foreign agent. In this way, he or she builds up an immunity to the disease or infection. Immunotherapies that are being developed to treat cancer are intended to act in the same way.

      A cancer cell, in the most simple terms, is an abnormal cell that the body itself produces. Cancer is characterized by the uncontrolled growth and spread of these abnormal cells, that escape from the control of the body's immune system. Because your body itself produces these abnormal cells, your immune system does not recognize the cancer cells as foreign, and therefore, scientists believe, does not respond by attacking and destroying the abnormal cells. Cancer cells that escape an immune system attack can then spread throughout the body by a variety of means. Consequently, the cancer cells invade and destroy healthy tissue, which can ultimately lead to a person's death if untreated.

      Cancers, composed of either solid tumors or blood-borne cancerous cells, tend to spread over time to other tissues and organs in the body. Cancer may be diagnosed at any stage of the disease, from very early (best prognosis) to very late (worst prognosis). When cancer is detected early and has not yet spread to other organs and tissues, surgical removal of the tumor is often effective. While this treatment is effective in many types of cancers, in cases in which removal of the tumor is incomplete or in which the cancer has spread, the patient's prognosis is poor. Moreover, if the cancer is not discovered until cancer cells from the primary tumor have already entered the blood or lymphatic system and established new tumors at distant sites, the cells and the tumors they form are difficult to treat with current technology. Chemotherapy and radiation therapy have traditionally been the accepted methods of treatment in these cases. Current chemotherapy and radiation therapy are, however, rather crude treatments because they kill cells indiscriminately, destroying normal as well as cancerous cells, which leads to toxic side effects and thereby limits the usefulness of these therapies. Through our agreement with Thomas Jefferson University and Dr. Berd, we are researching and attempting to develop a safe, effective immunotherapy for the treatment of cancer.

      We were incorporated in the State of New York on January 12, 1990, under the name Nehoc, Inc. On May 29, 1992, we changed our name to Appex Technologies, Inc. On October 22, 1992, we merged into Walden Laboratories, Inc. ("Walden"), a Delaware corporation, which was incorporated on September 18, 1992. On December 27, 1995, Walden sold its former leading product under development, an over-the-counter nutritional dietary, medicinal or elixorative food supplement or drug and related patents and intellectual property to a subsidiary of Interneuron Pharmaceuticals, Inc. We changed our name from Walden Laboratories, Inc., to AVAX Technologies, Inc., effective March 26, 1996.

      Our principal executive office is located at 4520 Main Street, Suite 930, Kansas City, Missouri 64111. The telephone number at that address is (816) 960-1333.

      AC Vaccine(TM), M-Vax(TM) and O-Vax(TM) are three of our trademarks.

                                  The Offering

      The selling stockholders may sell their shares of common stock according to the plan of distribution described on page 11 of this prospectus. We will not receive any proceeds from the sale of these shares.

                                  Risk Factors

      Investing in our common stock involves a high degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-KSB for the year ended December 31, 1999, which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission.

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-KSB for the year ended December 31, 1999, which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission. A copy of our Form 10-KSB, as amended, will be provided to any person receiving a copy of this prospectus upon written or oral request to us as set forth under the heading "Incorporation of Certain Information by Reference" below.

                              AVAILABLE INFORMATION

      We are a "reporting company" as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission, including the information listed below. You may read and copy any of the reports, proxy statements and other information that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the Securities and Exchange Commission. The address of that site is (http://www.sec.gov). Our Web site is (www.avax-tech.com).

      This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. You may want to refer directly to the registration statement for more information about us and our common stock. You may want to review a copy of any contract or document filed as an exhibit to the registration statement. We are a "small business issuer" as that term is defined in Rule 405 under the Securities Act of 1933.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, all of which have been previously filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this prospectus:

1. The description of our common stock contained in our registration statement on Form 8-A;

2.    Our Annual Report on Form 10-KSB for the year ended December 31, 1999; and

3. Our report on Form 8-K, as filed with the Securities and Exchange Commission on March 23, 2000.

      All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information). Any request should be directed to: Investor Relations, AVAX Technologies, Inc., 4520 Main Street, Suite 930, Kansas City, MO 64111, telephone (816) 960-1333.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares by the selling stockholders. All proceeds from the resale of those shares will go to the selling stockholders. See "Selling Stockholders" below and "Plan of Distribution" on page 11 of this prospectus.

      We will receive proceeds from any exercise of the warrants issued in connection with the private placement of our common stock completed on March 10, 2000, and from any exercise of warrants issued in connection with the private placement of our Series C preferred stock. If the warrants are exercised, we intend to use the proceeds for general working capital purposes. Proceeds, if any, from the exercise for cash of all the warrants would be approximately $9,929,994. We cannot predict whether any of the warrants will be exercised.

                              SELLING STOCKHOLDERS

      In 1996 we issued an aggregate of 258,198 shares of our Series B preferred stock in two private placement transactions. As of the date of this prospectus, we have a continuing contractual obligation to include in the registration statement of which this prospectus forms a part a total of 526,560 shares of our common stock that were acquired upon the conversion of shares of our Series B preferred stock by two related selling stockholders.

      On March 1, 1999 we issued an aggregate of 101,300 shares of our Series C preferred stock in a private placement to certain of the selling stockholders listed below. The 101,300 shares of our Series C preferred stock are convertible into approximately 3,116,923 shares of our common stock, which shares of common stock are covered by this prospectus. In connection with this second private placement, we also issued five-year warrants to purchase an aggregate of up to approximately 623,385 shares of our common stock, which are also covered by this prospectus. As of the date of this prospectus, no warrants have been exercised.

      In connection with services rendered by Paramount Capital, Inc. in identifying and introducing us to certain investors in the Series C preferred stock offering, we paid to Paramount cash commissions of approximately $709,100 and issued an option to acquire approximately 187,014 shares of our common stock at an exercise price of $3.58 per share, exercisable until March 1, 2004. Paramount also received warrants to purchase 37,400 shares of our common stock, of which 18,700 are exercisable at $4.00 per share and the remaining 18,700 are exercisable at $4.50 per share. The warrants are exercisable until March 1, 2004. Paramount subsequently transferred the options and warrants to certain of the selling stockholders. The 224,414 shares of common stock subject to the option and the warrants held by those transferees are covered by this prospectus.

      On March 10, 2000, we issued an aggregate of 2,259,494 shares of our common stock in a private placement to certain of the selling stockholders listed below, which shares of common stock are covered by this prospectus. We also issued five-year warrants to purchase an aggregate of up to 225,952 additional shares of our common stock, which are also covered by this prospectus. As of the date of this prospectus, no warrants have been exercised.

      In connection with services rendered by Gruntal & Co., L.L.C. in identifying and introducing us to certain investors in the common stock offering, we paid to Gruntal a cash commission of approximately $746,949 and issued warrants to purchase 83,927 shares of our common stock at an exercise price of $11.125 per share, exercisable until March 10, 2005. The shares of common stock subject to those warrants are covered by this prospectus. Previously, upon entering into our engagement letter with Gruntal dated December 6, 1999, we issued to Gruntal warrants to purchase 150,000 shares of our common stock at an exercise price of $5.09 per share, exercisable until December 15, 2004, which shares are also covered by this prospectus.

      In addition, pursuant to certain provisions of a letter agreement between us and Paramount, dated January 29, 1999, entered into in connection with the Series C preferred stock offering, we paid to Paramount a cash finder's fee of approximately $140,000 in connection with the March 2000, private placement of our common stock, due to the participation in this financing of certain investors previously introduced to us by Paramount. We also issued to Paramount warrants to purchase 10,787 shares of the our common stock at an exercise price of $11.125 per share, exercisable until March 10, 2005. Paramount subsequently transferred the warrants to certain of the selling stockholders. The 10,787 shares of common stock subject to the warrants held by those transferees are covered by this prospectus.

      We also issued to Mr. Roberto Marziale warrants to purchase 124,045 shares of our common stock at an exercise price of $11.125 per share, which are exercisable until March 10, 2005, as a finder's fee in connection with the private placement of our common stock for his services in introducing us to certain of the selling stockholders. Mr. Marziale subsequently transferred the warrants to his company, Sagres Group Ltd. The 124,045 shares of common stock subject to the warrants held by Sagres Group Ltd. are covered by this prospectus.

      The following table sets forth certain information with respect to the ownership of common stock by the selling stockholders as of April 10, 2000, and the shares offered in this prospectus by the selling stockholders.

                                                                   Shares    Percentage
                                         Shares                    Owned        Owned
                                        Currently    Amount to     after        after
Selling Stockholder                       Owned     be Offered    Offering    Offering
-------------------                       -----     ----------    --------    --------
Afax Group Inc.(1)                        98,877      98,877             0        0

Bank Julius Baer(1)                        5,500       5,500             0        0

Biocapital Investments Limited
Partnership(1)                           197,753     197,753             0        0

C. Blair Parners, L.P.(1)                  6,188       6,188             0        0

C. Blair Partners II, L. P.(1)            43,792      43,792             0        0

C. Blair Fund, Ltd.(1)                    16,020      16,020             0        0

Centenary Investments, L.P.(2)            73,844      73,844             0        0

Daniel J. Schwinn(1)                      49,424      49,424             0        0

Digerati Partners, L.P.(1)                98,890      98,890             0        0

Essex Woodlands Health Ventures Fund
IV, L.P.(1), (2), (3)                  1,945,029    1,945,029            0        0

Fidurhone S.A.(1)                         22,000      22,000             0        0

Gesico International SA(1)               197,753     197,753             0        0

Giano Capital Limited(1)                 355,956     355,956             0        0

Giano Capital US Dollars Limited(1)      187,865     187,865             0        0

Gruntal & Co., L.L.C.(4)                 233,927     233,927             0        0

Hentsh Henchoz & Cie(1)                   22,000      22,000             0        0

Heptagon Investments LTD(2)               36,921      36,921             0        0

Investissements 90 S.A.(2)                36,921      36,921             0        0

Scott Katzmann(5)                         52,443      19,384        33,059        *

Donald R. Kendall, Jr.(2)                 18,460      18,460             0        0

Keys Foundation(2)                       184,614     184,614             0        0

John Knox(5)                               2,286       1,036         1,250        *

Martin Kratchman(5)                       69,424       5,907        63,517        *

Maidenhair Investments N.V.(1)             9,888       9,888             0        0

Maribel Limited(2)                        36,921      36,921             0        0

Tim McInerney(5)                         197,648     122,621        75,027        *

The Medical Fund(1)                       55,000      55,000             0        0

Pequot Scout Fund, L.P.(1)               296,629     296,629             0        0

Petrus Fund, L.P.(1), (2)                868,076     837,337        30,739        *

PKB Privatbank AG, Lugano(1)             108,764     108,764             0        0

John Poppadimitropo(5)                     1,036       1,036             0        0

Precept Capital(1)                       110,000     110,000             0        0

Quota Fund NV(1)                         108,764     108,764             0        0

                                                                   Shares    Percentage
                                         Shares                    Owned        Owned
                                        Currently    Amount to     after        after
Selling Stockholder                       Owned     be Offered    Offering    Offering
-------------------                       -----     ----------    --------    --------
Joseph P. Riccardo(2)                     51,690      51,690             0        0

Lindsey A. Rosenwald, M.D.(6), (7)       919,981     407,489       512,492      2.2%

Wayne L. Rubin(5)                         79,677       8,293        71,384        *

Sagres Group LTD.(2), (5), (8)           873,945     389,889       484,056      2.1%

Samorag AG(1)                            296,629     296,629             0        0

Sextant Avax, LLC(2)                     119,999     119,999             0        0

J.F. Shea & Co.(2)                       221,537     221,537             0        0

David M. Steinberg(2)                      2,460       2,460             0        0

The Aries Domestic Fund, L.P.(9)         225,839     175,218        50,621        *

The Aries Fund, A Cayman Island
Trust(9)                                 557,117     351,342       205,775        *

The 1992 Houston Partnership, L.P.(2)     49,964      36,921        13,043        *

TIS Prager(2)                             64,614      64,614             0         0
                                       ---------     ---------   ---------      ---
TOTAL                                  9,212,065     7,671,102   1,540,963      6.6%

----------
*  Represents less than 1.0 %.

(1) Includes shares of common stock owned and shares of common stock issuable upon the exercise of the warrants issued in connection with the March 2000, private placement of common stock.

(2) Includes shares of common stock issued or issuable upon conversion of the Series C preferred stock and shares of common stock issuable upon the exercise of the warrants issued in connection with the private placement of the Series C preferred stock.

(3) Excludes 4,938 shares of common stock issuable upon exercise of certain options granted to James L. Currie in his capacity as a director of our company.

(4) Includes shares of common stock issuable upon exercise of warrants issued to Gruntal & Co., L.L.C. for placement agent services in connection with the private placement of common stock.

(5) Includes shares of common stock issuable upon exercise of certain options and warrants issued to Paramount Capital, Inc. for investment banking services in connection with the Series C Preferred Stock private placement, that were subsequently transferred by Paramount to certain of the selling stockholders, and upon conversion of shares of Series C preferred stock held by those selling stockholders.

(6) Excludes 199,314 shares of common stock owned by Dr. Rosenwald's wife and trusts in favor of his minor children, and shares of common stock owned by The Aries Fund, A Cayman Island Trust and The Aries Domestic Fund, L.P., two private investment funds that are managed by a company of which Dr. Rosenwald is President. The two Aries funds are also selling stockholders, as listed below.

(7) Includes shares of common stock issuable upon exercise of warrants issued to Paramount Capital, Inc. for investment banking services in connection with the March 2000, private placement of common stock, that were subsequently transferred by Paramount to Dr. Rosenwald.

(8) Includes shares of common stock issuable upon exercise of warrants issued to Mr. Roberto Marziale as a finder's fee in connection with the private placement of common stock, that were subsequently transferred by Mr. Marziale to his company, Sagres Group Ltd.

(9) Includes shares of common stock owned and shares of common stock issuable upon the exercise of the warrants issued in connection with the private placement of the Series B preferred stock.

                              PLAN OF DISTRIBUTION

      We have registered the 7,671,102 shares of our common stock offered in this prospectus on behalf of the selling stockholders. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. The selling stockholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

      At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock will be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. The common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "AVXT."

      We will not receive any proceeds from the sale of shares by the selling stockholders. Under the terms of the private placements, we have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement of a material fact in the registration statement, of which this prospectus is a part, or for any omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act of 1933.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      Under the rules of the Securities and Exchange Commission, any person engaged in the distribution or the resale of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We have notified the selling stockholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including, without limitation, Regulation M.

      We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the sales of their shares. We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the common stock.

                                  LEGAL COUNSEL

      The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our counsel.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the shares of common stock being offered for sale by the selling stockholders. All amounts are estimates except the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission registration fee       $ 8,042.05
      Legal fees and expenses                                     5,000.00
      Accounting fees and expenses                                3,000.00
      Blue sky fees and expenses                                  1,000.00
      Transfer agent fees and expenses                            1,000.00
      Miscellaneous                                               5,000.00
                                                                ----------
            Total                                               $23,042.05

Item 15. Indemnification of Directors and Officers

      Our company was organized under the laws of the State of Delaware, and therefore we are subject to Section 145 of the General Corporation Law of the State of Delaware. Section 145 authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms broad enough to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

      Article Seven of our Certificate of Incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by Section 145. Article Nine of our Certificate of Incorporation provides that the liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

      Article V, Section 1 of our By-Laws provides for mandatory indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law. Article V, Section 2 of our By-Laws provides for prepayment of expenses incurred by our directors to the fullest extent permitted by, and only in compliance with, the Delaware General Corporate Law. Article V, Section 6 of our By-Laws provides for permissive indemnification of our officers, employees and agents if and to the extent authorized by our Board of Directors in compliance with the Delaware General Corporation Law.

      These provisions in the Certificate of Incorporation and the By-Laws do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, we have obtained certain liability insurance coverage for our directors and officers.

Item 16.  Exhibits

Exhibit No.    Description
-----------    -----------
   3.1         Certificate of Incorporation.(1)
   3.2         By-Laws.(1)
   4.1         Reference is made to Exhibits 3.1 and 3.2.
   4.2         Form of Series 2000 Warrant. (2)
   5.1         Opinion of Gilmore & Bell, P.C.*
   10.1        Securities Purchase Agreement dated March 7, 2000.(2)
   23.1        Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.
   23.2        Consent of Ernst & Young LLP, Independent Auditors.*
   24.1        Power of Attorney (included on the signature page hereof).

----------

*     Filed herewith.

(1) Incorporated by reference and previously filed as an exhibit to our registration statement on Form SB-2 filed with the Securities and Exchange Commission (File No. 333-09349) on July 31, 1996.

(2) Incorporated by reference and previously filed as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2000.

Item 17. Undertakings

We hereby undertake:

      (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information regarding the plan of distribution.

      (2) That for determining liability under the Securities Act of 1933, we will treat each post-effective amendment to this registration statement and each filing of our annual report, as a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that we are registering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this April 10, 2000.

                                          AVAX TECHNOLOGIES, INC.


                                          By: /s/ Jeffrey M. Jonas, M. D.
                                                  ---------------------------
                                                  Jeffrey M. Jonas, M.D.
                                                  Chief Executive Officer and
                                                  President

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of AVAX Technologies, Inc., severally constitute Jeffrey M. Jonas, M.D., or David L. Tousley, in the order named, our true and lawful attorney-in-fact with full power to each, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed with this registration statement and any and all subsequent amendments to this registration statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable AVAX Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

      In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

           Signature                          Name & Title                  Date
           ---------                          ------------                  ----

   /s/ Jeffrey M. Jonas, M.D.       Jeffrey M. Jonas, M.D.
--------------------------------    Chief Executive Officer, President       April 10, 2000
                                    and Director


      /s/ David L. Tousley          David L. Tousley
--------------------------------    Chief Financial Officer and Secretary
                                    (Principal Financial and Accounting      April 10, 2000
                                    Officer)


     /s/ Edson D. de Castro         Edson D. de Castro                       April 10, 2000
--------------------------------    Director


/s/ John K. A. Prendergast, Ph.D.   John K. A. Prendergast, Ph.D.            April 10, 2000
--------------------------------    Director


     /s/ Carl Spana, Ph.D.          Carl Spana, Ph.D.                        April 10, 2000
--------------------------------    Director


      /s/ Michael S. Weiss          Michael S. Weiss                         April 10, 2000
--------------------------------    Director


        /s/ James Currie            James Currie                             April 10, 2000
--------------------------------    Director

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   -----------

                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                        UNDER THE SECURITIES ACT OF 1933
                                   -----------

                             AVAX TECHNOLOGIES, INC.

                                  EXHIBIT INDEX

Exhibit No.  Description
-----------  -----------
    3.1      Certificate of Incorporation.(1)
    3.2      By-Laws.(1)
    4.1      Reference is made to Exhibits 3.1 and 3.2.
    4.2      Form of Series 2000 Warrant.(2)
    5.1      Opinion of Gilmore & Bell, P.C.*
   10.1      Securities Purchase Agreement dated March 7, 2000.(2)
   23.1      Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.
   23.2      Consent of Ernst & Young LLP, Independent Auditors.*
   24.1      Power of Attorney (included on the signature page hereof).

----------
*     Filed herewith.
(1) Incorporated by reference and previously filed as an exhibit to our registration statement on Form SB-2 filed with the Securities and Exchange Commission (File No. 333-09349) on July 31, 1996.
(2) Incorporated by reference and previously filed as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2000.